Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact: Dave Prichard
608.278.6141
Spectrum Brands Holdings Announces Payment of
One-Time, Special Distribution of $1.00 per Share

Madison, WI, September 18, 2012 - Spectrum Brands Holdings, Inc. (NYSE: SPB), a diversified and global consumer products company with market-leading brands, announced that its one-time, special distribution of $1.00 per share will be paid today to shareholders of record as of August 27, 2012 and that the special distribution will be a return of capital.
Shareholders receiving the special dividend are invited to visit the dividends page of the investor relations section of the Company's website at www.spectrumbrands.com or click on http://phx.corporate-ir.net/phoenix.zhtml?c=75225&p=irol-dividends for more information about the dividend tax treatment and the Company's new common stock dividend program.
In addition to announcing the one-time, special distribution on August 7, 2012, Spectrum Brands also said its Board of Directors approved plans to initiate a regular quarterly common stock distribution starting in fiscal 2013 of $0.25 per share. Beginning in fiscal 2013, the Company anticipates paying a quarterly distribution in March, June, September and December of each year. The Company currently believes its regular quarterly dividend payments in fiscal 2013 also will qualify as a return of capital to shareholders.
We're pleased to begin our dividend program with this special, one-time dividend followed by regular, quarterly dividend payments in our upcoming fiscal 2013 year, said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings. The initiation of a dividend is in recognition of our Company's strong, consistent and ongoing ability to generate free cash flow. It also reinforces our commitment to deliver attractive returns to our shareholders.
The payment of a one-time, special dividend is in recognition of our strong results in 2012 and meant to allow shareholders to receive a dividend in 2012 that is equivalent on an annualized basis to our planned quarterly dividend in 2013, Mr. Lumley said. We do not anticipate, and investors should not expect, payment of a special dividend in future years.
About Spectrum Brands Holdings, Inc.
Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries. Spectrum Brands Holdings generated net sales of approximately $3.2 billion in fiscal 2011. For more information, visit www.spectrumbrands.com.
Forward-Looking Statements
Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as expected sales, adjusted EBITDA, other measures of financial performance, and the financial impact of the FURminator acquisition may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings' ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) the inability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and its acquired companies, including FURminator, Russell Hobbs and other acquisitions, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings' ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings' ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands Holdings' and Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K for Spectrum Brands, Inc. or Quarterly Reports on Form 10-Q. Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.
Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands
Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.
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